Exhibit 99.8

INFORMATION REGARDING SELECTION OF NEW

BOARD OF DIRECTORS OF REORGANIZED DYNEGY

This summary is intended to outline the process by which the Board shall be selected in a manner agreed to among the Majority Consenting Senior Noteholders, the Lease Trustee and the Creditors’ Committee in accordance with section 8.6 of the Plan.  As explained further below, a committee of representatives from the above-mentioned constituency groups (the “Selection Committee”) will select the seven (7) individuals to serve on the Board of Reorganized Dynegy upon the Effective Date.  Nothing herein shall be deemed to be the solicitation of an acceptance or rejection of a plan of reorganization within the meaning of section 1125 of the Bankruptcy Code.

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Selection Committee

The Selection Committee comprises five (5) members: three (3) representatives from the Majority Consenting Noteholders; one (1) representative from the Consenting Lease Certificate Holders; and one (1) representative from the Creditors’ Committee.

Independent Search Firm

Russell Reynolds Associates (“Russell Reynolds”) has been retained as an independent search firm to assist the Selection Committee in finding and interviewing potential candidates for the Board. With the assistance of Russell Reynolds, the Selection Committee has begun the process of identifying and considering a group of certain potential candidates.

Selection of Members of the Board

The Board shall be composed of seven (7) members to be designated by the Selection Committee. The composition of the Board shall satisfy all applicable rules (including independence requirements) of the NYSE and the Securities Exchange Act of 1934.

Timing of Selection of Board	The individuals designated to the Board in accordance with the process described herein and Bankruptcy Code section 1129(a)(5) are intended to be disclosed prior to the Confirmation Hearing.